Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2003 relating to the financial statements of Marketwatch.com, Inc., which appears in the Annual Report on Form 10-K of Marketwatch.com, Inc. dated December 31, 2002.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
January 16, 2004